                                                                    EXHIBIT 11.1

                        SPLASH TECHNOLOGY HOLDINGS, INC.
                  COMPUTATION OF EARNINGS (LOSS) PER SHARE (1)
             (in thousands, except for share and per share amounts)

                                                                        NINE
                                                       EIGHT MONTHS    MONTHS
                                                           ENDED       ENDED
                                                       SEPTEMBER 30,  JUNE 30,
                                                           1996         1997
                                                       ------------- ----------
Weighted average common shares outstanding for the
 period..............................................    7,008,750   11,902,528
                                                         ---------   ----------
Common equivalent shares pursuant to Staff Accounting
 Bulletin No. 83 (2).................................
  Common equivalent shares deemed outstanding from
   options and warrants to acquire common stock
   deemed converted using the Modified Treasury Stock
   Method............................................      833,114           --
  Common equivalent shares outstanding from
   conversion of preferred stock.....................    1,741,127           --
                                                         ---------   ----------
                                                         2,574,241   11,902,528
Dilutive options.....................................           --           --
                                                         ---------   ----------
Shares used in per share calculation.................    9,582,991   11,902,528
                                                         =========   ==========
Net loss.............................................    $ (8,196)   $     (187)
Cumulative dividends on preferred stock..............         (730)          --
                                                         ---------   ----------
Adjusted net loss....................................    $  (8,926)  $     (187)
                                                         =========   ==========
Net loss per share...................................    $   (0.93)  $    (0.02)
                                                         =========   ==========

(1) This exhibit presents the primary and fully diluted computations of net loss per share. There is no significant difference in the per-share amounts when applying either method.

(2) The number of common equivalent shares which were issued during the twelve months immediately preceding the Company's initial public offering date pursuant to the grant of stock options (using the treasury stock method and proposed offering price) and the issuance of warrants and other common stock equivalent have been included in the calculation of common equivalent shares pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.